Exhibit 15.2

Energy Maritime Associates Pte Ltd E: fps@energymaritimeassociates.com W: www.energymaritimeassociates.com

April 5, 2016

EuronavNV
De Gerlachekaai 20
2000 Antwerpen Belgium

Gentlemen:

Reference is made to the annual report on Form 20-F of Euronav NV (the "Company") for the year ended December 31, 2015 (the "Annual Report"). We hereby consent to all references to our name in the Annual Report and to the use of the statistical information supplied by us set forth in the section of the Annual Report entitled "Overview of the Offshore Oil and Gas Industry."

(1)            we have accurately described the offshore oil and gas industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented and

(2)            our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore oil and gas industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ David Boggs
David Boggs
Managing Director
Energy Maritime Associates

Westech Building, 237 Pandan Loop #08-04, Singapore 128424